Exhibit 10.1

AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT (this “Amendment”) is dated as of May 7, 2012, by and among Starwood Property Trust, Inc., a Maryland corporation (the “Company”), and SPT Management, LLC, a Delaware limited liability company (the “Manager”).

Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of August 17, 2009 (the “Agreement”); and

WHEREAS, the Company and the Manager desire to amend, and do hereby amend, the Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.1          Definition of Core Earnings.  Section 1(a) of the Agreement is hereby amended and restated by deleting the definition of Core Earnings and replacing it in its entirety with the following:

“Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (v) one-time events pursuant to changes in GAAP, and (vi) certain non-cash adjustments, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

1.2          Representations and Warranties.

(a)           The Company represents and warrants to the Manager that this Amendment: (i) has been duly and validly executed and delivered by the Company and (ii) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(b)           The Manager represents and warrants to the Company that this Amendment: (i) has been duly and validly executed and delivered by the Manager and (ii) constitutes the legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

1.3          Ratification of Agreement.  Except as expressly provided in this Amendment, all of the terms, covenants, and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.  From and after the date hereof, all references to the Agreement shall refer to the Agreement as amended by this Amendment and each reference in the Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to August 17, 2009.

1.4          Miscellaneous Provisions.  The provisions of Section 16 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

Starwood Property Trust, Inc.

By	/s/ PERRY STEWART WARD
	Name:	Perry Stewart Ward
	Title:	Chief Financial Officer

SPT Management, LLC

By	/s/ ANDREW J. SOSSEN
	Name:	Andrew J. Sossen
	Title:	Authorized Signatory

Signature Page to Amendment No. 1 to Management Agreement